                                                               Exhibit (a)(1)(K)

           Supplement to the Offer to Purchase Dated August 31, 2000

               Meridian Insurance Group Acquisition Corporation
                         a wholly owned subsidiary of

                       American Union Insurance Company

       50% owned by Gregory M. Shepard and 50% owned by Tracy M. Shepard

      Has Amended Its Offer to Purchase for Cash, Shares of Common Stock
                                      of
                        Meridian Insurance Group, Inc.
                                      to
    Reduce the Number of Shares of Common Stock that It Seeks to Acquire to
                                   2,985,769
Representing 50.1% of the Shares of Common Stock Outstanding or Issuable under the Company's Stock Option Plans Excluding the Shares of Common Stock Already
                          Owned by Gregory M. Shepard
                                      to
               Eliminate and Add Certain Conditions of the Offer
                                    and to
                        Increase the Price of Its Offer
                                      to
                             $25.00 Net Per Share


           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON FRIDAY, OCTOBER 20, 2000, UNLESS THE OFFER IS EXTENDED.


   The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of common shares which, together with common shares owned by Gregory Mark Shepard, American Union Insurance Company ("Parent") and Meridian Insurance Group Acquisition Corporation, a wholly owned subsidiary of Parent ("Purchaser"), constitute at least 50.1% of the voting securities of Meridian Insurance Group, Inc. (the "Company") outstanding or issuable under the Company's stock option plans, (2) the Company's redemption of its preferred share purchase rights, and (3) Parent, Gregory M. Shepard, Tracy M. Shepard and Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control of the Company and its insurance subsidiaries and affiliates on terms and conditions reasonably satisfactory to Purchaser.

   A Summary of the principal amended terms of the Offer appears on pages (i),
(ii) and (iii). You should read this entire document carefully before deciding whether to tender your shares.

                                   IMPORTANT

   Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for approval.

   If you wish to tender all or any part of your Common Shares, you should either (i) complete and sign the Amended Letter of Transmittal (PINK) which accompanies this Supplement (or a facsimile thereof) in accordance with the instructions in the Amended Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Amended Letter of Transmittal, mail or deliver the Amended Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Common Shares to the Depositary along with the Amended Letter of Transmittal (or such facsimile thereof) or deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of the Offer to Purchase dated August 31, 2000 (the "Offer to Purchase") prior to the expiration of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Common Shares.

   If you desire to tender Common Shares and your certificates for such shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in the Offer to Purchase on a timely basis, you may tender such Common Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

   Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Supplement and the Offer to Purchase. Additional copies of this Supplement and the Offer to Purchase, the Amended Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

September 18, 2000

                          AMENDED SUMMARY TERM SHEET

   This Amended Summary Term Sheet is a brief summary of the material amended provisions of the offer being made by Meridian Insurance Group Acquisition Corporation, a wholly owned subsidiary of American Union Insurance Company which is, in turn, owned 50% by Gregory M. Shepard and 50% by Tracy M. Shepard, and, together with the Summary Term Sheet contained in the Offer to Purchase dated August 31, 2000 (the "Offer to Purchase"), is meant to help you understand the offer. Except as otherwise set forth in this Amended Summary Term Sheet, all terms and conditions set forth in the Summary Term Sheet contained in the Offer to Purchase remain applicable in all respects to the Offer. This Amended Summary Term Sheet is not meant to be a substitute for the information contained in the remainder of this Supplement and in the Offer to Purchase, and the information contained in this Amended Summary Term Sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Supplement and in the Offer to Purchase. You are urged to carefully read the entire Supplement together with the Offer to Purchase and the Amended Letter of Transmittal prior to making any decision regarding whether to tender your shares.

Q. What is Meridian Insurance Group Acquisition seeking to purchase, at what price, and do I have to pay any brokerage or similar fees to tender?

A. Meridian Insurance Group Acquisition is offering to purchase approximately 2,985,769 of the outstanding shares of common stock of Meridian Insurance Group, representing 50.1% of the shares outstanding or issuable under the Meridian Insurance Group's stock option plans (excluding the shares already owned by Gregory M. Shepard), at a price of $25.00 per share, net to the seller in cash, without interest. If you are the record owner of your shares, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and
   Section 9.

Q. How long do I have to decide whether to tender into the offer?

A. You have until 5:00 P.M., New York City time, on October 20, 2000. Under certain circumstances, the offer may be extended. If the offer is extended, we will issue a press release announcing the extension on or before the first business morning following the date the Offer was scheduled to expire. See Section 1 of this Supplement.

Q. What are the most important conditions to the offer?

A. The most important conditions to the offer are the following:

  . That Meridian Insurance Group shareholders validly tender and do not withdraw before the expiration of the offer enough shares of common stock of Meridian Insurance Group that, when added to the shares already owned by Gregory M. Shepard, the Chairman of the Board of Directors and President of American Union Insurance Company, Meridian Insurance Group Acquisition and Gregory M. Shepard will own at least 50.1% of the shares of Meridian Insurance Group outstanding or issuable under Meridian Insurance Group's stock option plans.

  . That Meridian Insurance Group's board of directors redeem the preferred share purchase rights at the redemption price of $0.005 per right.

  . That Meridian Insurance Group Acquisition, American Union Insurance
    Company, Gregory M. Shepard and Tracy M. Shepard obtain all insurance regulatory approvals necessary to acquire control of Meridian Insurance Group and its insurance subsidiaries and affiliates, on terms and conditions reasonably satisfactory to Meridian Insurance Group Acquisition.

  . That the applicable Hart-Scott-Rodino pre-merger notification waiting period has expired.

   A fuller discussion of the conditions to consummation of the Offer may be found in the Introduction, and Sections 14 and 15 of this Supplement.

Q. Does Meridian Insurance Group Acquisition have the financial resources to make the payment?

A. Meridian Insurance Group Acquisition estimates that the total amount of funds required to purchase 2,985,769 shares of Meridian Insurance Group pursuant to the offer and to pay all related costs and expenses, will be approximately $74.9 million. Meridian Insurance Group Acquisition plans to obtain all funds needed for the offer through a capital contribution from American Union Insurance Company. American Union Insurance Company plans to obtain such funds from its assets and capital contributions from Gregory M. Shepard and Tracy M. Shepard. See Section 10 of this Supplement.

Q. How do I accept the offer and tender my shares?

A. To tender your shares, you must completely fill out the enclosed Amended Letter of Transmittal (PINK) and deliver it, along with your share certificates, to the depositary identified in the Amended Letter of Transmittal prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to The Depository Trust Company in time, you might be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. See Section 3 of the Offer to Purchase.

Q. If I accept the offer, when will I get paid?

A. Provided the conditions to the offer are satisfied and Meridian Insurance Group Acquisition consummates the offer and accepts your shares for payment, you will receive a check equal to the number of shares accepted multiplied by $25.00 as promptly as practicable following the expiration of the offer. Meridian Insurance Group Acquisition expects that checks will be mailed out promptly following expiration of the offer. See Section 2 of this Supplement.

Q. What will happen if more than 2,985,769 shares are tendered?

A. If more than 2,985,769 shares are validly tendered and not properly withdrawn prior to the Expiration Date, Meridian Insurance Group Acquisition will accept for payment and pay for an aggregate of 2,985,769 shares so tendered, pro rata according to the number of shares validly tendered by each shareholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid tenders of fractional shares.

Q. What does the board of directors of Meridian Insurance Group think of this offer?

A. Meridian Insurance Group's board of directors, on September 11, 2000, issued a statement that its board of directors recommends that the shareholders reject the initial offer of $20 per share and not tender any shares. Meridian Insurance Group's board of directors has not approved the revised offer as reflected in this Supplement or otherwise commented on it as of the date of mailing of this Supplement. Within ten business days after the date of this revised offer, Meridian Insurance Group is required by law to publish, send or give you (and file with the Commission) a statement as to whether it recommends acceptance or rejection of this revised offer, that it has no opinion with respect to this revised offer or that it is unable to take a position with respect to this revised offer.

Q. What will happen to Meridian Insurance Group?

A. Meridian Insurance Group will continue to exist and operate for the foreseeable future.

  You should be aware that, if the offer is consummated, the number of shareholders of Meridian Insurance Group may be so small that Meridian Insurance Group shares may not be eligible for trading on the NASDAQ or any other national securities exchange. Also, depending on the remaining number of shareholders, Meridian Insurance Group may cease to comply with the rules and regulations promulgated by the Commission governing publicly-held companies. See Section 7 of the Offer to Purchase.

Q. If I do not tender my shares but the tender offer is successful, what will happen to my shares?

A. If you do not tender but the tender is successful, your shares will remain outstanding. Neither American Union, Meridian Insurance Group Acquisition, Gregory M. Shepard nor Tracy M. Shepard has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Meridian Insurance Group or any of its subsidiaries or affiliates, a sale or transfer of a material amount of assets of the Meridian Insurance Group or any of its subsidiaries or affiliates or any material change in Meridian Insurance Group's capitalization or dividend policy or any other material changes in the Meridian Insurance Group's corporate structure or business. However, you should be aware that, if the offer is consummated, the number of shareholders of Meridian Insurance Group may be so small that Meridian Insurance Group shares may not be eligible for trading on the NASDAQ or any other national securities exchange. Also, depending on the remaining number of shareholders, Meridian Insurance Group may cease to comply with the rules and regulations promulgated by the Commission governing publicly-held companies. See Section 7 of the Offer to Purchase.

Q. Are dissenters' rights available in the Offer?

A. Dissenters' rights are not available in the offer.

Q. Who can I call with questions?

A. You can call ChaseMellon Shareholder Services, L.L.C., Meridian Insurance Group Acquisition's Information Agent, at (888) 451-6741 (toll-free) with any questions you may have.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY OF THE OFFER......................................................   i

INTRODUCTION..............................................................   1

   1. Terms of the Offer; Expiration Date.................................   4

   2. Acceptance for Payment and Payment for Common Shares................   5

   3. Procedures for Accepting the Offer and Tendering Common Shares......   7

   4. Withdrawal Rights...................................................   7

   9. Certain Information Concerning Purchaser, the Shepards and Parent...   7

  10. Source and Amount of Funds..........................................   7

  11. Background of the Offer Since August 31, 2000; Contacts with the
   Company................................................................   7

  12. Purpose of the Offer; Plans for the Company; Certain Considerations.   8

  14. Conditions of the Offer.............................................   9

  15. Certain Legal Matters; Regulatory Approvals; Certain Litigation.....  12

  16. Fees and Expenses...................................................  14

  17. Miscellaneous.......................................................  15

To the Holders of Common Stock of Meridian Insurance Group, Inc.:

                                 INTRODUCTION

   The following information amends and supplements the Offer to Purchase dated August 31, 2000 (the "Offer to Purchase") of Meridian Insurance Group Acquisition Corporation ("Purchaser"), an Illinois corporation and a wholly owned subsidiary of American Union Insurance Company, an Illinois stock insurance company ("Parent"). Parent is owned 50% by Gregory M. Shepard and 50% by Tracy M. Shepard (together the "Shepards") Pursuant to this Supplement, Purchaser is now offering to purchase 2,985,769 shares of common stock, no par value (the "Common Shares"), of Meridian Insurance Group, Inc., an Indiana corporation (the "Company"), or such greater or lesser number of Common Shares that, together with the Common Shares owned by Parent, Purchaser and Gregory
M. Shepard, the Chairman of the Board and President of Parent, would constitute 50.1% of the outstanding Common Shares on a fully diluted basis (such number of Common Shares being the "Minimum Number") at a price of $25.00 per Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Amended Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

   Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, terms not defined herein have the meaning ascribed to them in the Offer to Purchase.

   Tendering shareholders who have shares registered in their own name and who tender shares directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Amended Letter of Transmittal, stock transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Amended Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the purchase price payable to you pursuant to the Offer. Shareholders who hold their shares through a bank or broker should check with such institution as to whether or not it charges any fees applicable to a tender of shares. Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. as Depositary (the "Depositary"), and as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 of the Offer to Purchase.

   The purpose of the Offer is to enable Parent to acquire control of the Company. Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for approval.

   In the event the Offer is terminated or not consummated, Parent or Gregory
M. Shepard may explore any and all options which may be available to them. In this regard, and after expiration or termination of the Offer, Parent or Gregory M. Shepard may seek to acquire additional Common Shares, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they may determine, which, in the case of Common Shares, may be more or less than the price to be paid per Common Share pursuant to the Offer and could be for cash or other consideration.

Certain Conditions to the Offer

   The Offer is conditioned upon, among other things, the Rights Redemption Condition, the Minimum Condition, the Indiana Takeover Act Condition and the Insurance Regulatory Approval Condition, each as defined below. The Offer is also subject to certain other conditions. See Section 14 of this Supplement, which sets forth the conditions to consummation of the Offer, and Section 15 of this Supplement, which discusses certain legal matters and regulatory consents and approvals. Each of the conditions must be satisfied before the expiration of the Offer.

   The Rights Redemption Condition. Consummation of the Offer is conditioned upon the preferred share purchase rights (a "Right") being redeemed by the Company at the redemption price of $0.005 per right prior to the expiration of the Offer (the "Rights Redemption Condition").

   Summary of Rights to Purchase Common Shares. On September 8, 1998, the Company Board adopted a Shareholder Rights Plan. Under the Plan, a dividend of one Right was paid to shareholders of record on September 28, 1998 for each outstanding Common Share. Each Right entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at a price of $75.00 per one-thousandth of a Preferred Share. If a person or group acquires 20% or more of the outstanding Common Shares (thereby becoming an Acquiring Person), each holder of a Right (except those held by the Acquiring Person and its affiliates and associates) will generally have the right to purchase Common Shares having value equal to two times the purchase price of the Right. In other words, the Rights' holders, other than the Acquiring Person, may purchase Common Shares or their equivalent at a 50 percent discount. The rights will expire on September 18, 2008, unless the expiration date is extended by amendment or unless the Rights are earlier redeemed or exchanged by the Company. Generally, the Rights cannot be bought, sold or otherwise traded separately from the Common Shares. Certificates for Common Shares carry a notation that indicates that Rights are attached to the Shares and that the terms of the Rights Agreement are incorporated therein. The foregoing description of the Shareholder Rights Plan is qualified in its entirety by reference to the full text of the Plan. (A full description and terms of the Rights Plan are set forth in a Rights Agreement dated September 18, 1998 between the Company and Harris Trust and Savings Bank, as Rights Agent which was filed on Form 8-K with the Securities and Exchange Commission ("SEC") on September 31, 1998.)

   The Minimum Condition. Consummation of the Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of common shares which, together with common shares owned by Parent, Gregory M. Shepard and Purchaser, constitute at least 50.1% of the voting securities of the Company outstanding or issuable under the Company's stock option plans (the "Minimum Condition").

   According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (the "Company 2000 10-Q") as of June 30, 2000, there were 7,852,411 Common Shares of the Company issued and outstanding. 3,811,500 of the Common Shares are currently held by Meridian Mutual Insurance Company ("Meridian Mutual"). According to the Company's definitive proxy statement on
Schedule 14(a) filed with the SEC on April 7, 2000 (the "Company 2000 Proxy Statement"), as of March 10, 2000, directors and officers of the Company, as a group, held 430,901 Common Shares. In addition, according to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company 1999 10-K"), as of December 31, 1999, there were 575,991 Common Shares subject to options outstanding under the Company's stock option plans and up to 766,620 additional Common Shares available for issuance pursuant to the Company's stock option plans. According to the Company 2000 10-Q, stock options for 55,976 Common Shares were exercised and 7,758 restricted shares were granted in the six months ended June 30, 2000. According to a communication received by Shepard from the Company on July 27, 2000, there were 518,805 stock options outstanding as of June 30, 2000, and no stock options had been issued in year 2000 as of July 27, 2000.

   Based on the foregoing, there would be 9,130,078 Common Shares outstanding, assuming the exercise of all outstanding stock options and the issuance of additional Common Shares available for issuance under the Company's stock option plans. Gregory M. Shepard currently owns an aggregate of 1,588,400 Common Shares, which were acquired in open-market transactions. Accordingly, if the above stated assumptions are correct, Purchaser believes that the Minimum Condition would be satisfied if an aggregate of 2,985,769 Common Shares are validly tendered pursuant to the Offer. Alternatively, if no outstanding stock options were exercised or restricted shares were granted after June 30, 2000, and no Common Shares were issued or acquired by the Company after June 30, 2000, Purchaser believes that the Minimum Condition would be satisfied if an aggregate of 2,345,658 Common Shares are validly tendered pursuant to the Offer.

   The Indiana Takeover Act Condition. Consummation of the Offer is conditioned upon the Indiana Securities Commissioner having not entered an order prohibiting the purchase of shares tendered or conditioning the purchase upon changes or modifications to the Offer (the "Indiana Takeover Act Condition").

   The Indiana Takeover Act requires that a takeover offer be made to all offerees holding the same class of equity securities of the target company on substantially equivalent terms and that it provide a full and fair disclosure of all material information concerning the offer. The Indiana Securities Commissioner is required to hold a hearing to determine that the foregoing requirements are satisfied. If the Commissioner determines by a preponderance of the evidence that the requirements are not satisfied, he may by order prohibit the purchase of shares tendered or condition purchase upon changes or modifications.

   The Insurance Regulatory Approval Condition. Consummation of the Offer is conditioned upon Parent, Shepard and Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control of the Company and the Company's insurance subsidiaries and affiliates on terms and conditions reasonably satisfactory to Purchaser (the "Insurance Regulatory Approval Condition").

   According to the Company 1999 10-K and other publicly available documents, the Company, which is domiciled in Indiana, directly or through its subsidiaries, owns one property-casualty insurance company domiciled in Indiana, one in Minnesota and one in Ohio. Accordingly, the acquisition of Common Shares satisfying the Minimum Condition pursuant to the Offer will require filings with, and approvals of, state insurance regulatory authorities (the "Insurance Commissions" or "Insurance Commissioners") under the respective insurance codes (the "Insurance Codes") of Indiana, Minnesota, and Ohio and Illinois pursuant to Section 131.12 (a) of the Illinois Revised Code for informational purposes.

   The Insurance Codes of Indiana, Minnesota and Ohio and the rules that have been promulgated thereunder each contain provisions applicable to the acquisition of "control" of a domestic insurer, including a presumption of control that arises from the ownership of ten percent (10%) or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. Generally, any person seeking to acquire voting securities, such as the Common Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file with the relevant Insurance Commission certain information concerning the acquisition of control (generally known as a "Form A") and send a copy of each Form A to the domestic insurer. On the date of this Offer to Purchase, Parent, Shepard and Purchaser made Form A filings, including a copy of this Offer to Purchase and other related information with respect to the Offer, with the relevant Insurance Commissions and sent copies thereof to the relevant domestic insurer.

   In Indiana, Minnesota and Ohio, the Form A filings trigger public hearing requirements and commence statutory periods within which decisions must be rendered approving or disapproving the acquisition of control of the Company by Parent, the Shepards and Purchaser. The periods within which hearings must be commenced or decisions rendered generally do not begin until the relevant Insurance Commissioner has deemed the Form A filing complete. The Insurance Commissioner has discretion to request that additional information be furnished before it deems the Form A filing complete. The Insurance Codes provide certain statutory standards for the approval or the disapproval of the acquisition of control of the Company. However, the Insurance Codes also permit the Insurance Commissioners discretion in determining whether such standards have been met.

   Certain other conditions to consummation of the Offer are described in
Section 14 and Section 15 of this Supplement. Purchaser expressly reserves the right in its sole discretion to waive any one or more of the conditions to the Offer. See Section 14 and Section 15 of this Supplement.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for up to 2,985,769 Common Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 4 of the Offer to Purchase. The term "Expiration Date" means 5:00 P.M., New York City time, on Friday, October 20, 2000, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Upon the Expiration Date, the Purchaser will determine, based on circumstances then existing, whether there will be a subsequent offering period.

   The Offer is conditioned upon, among other things, satisfaction of the Rights Redemption Condition, the Minimum Condition, the Indiana Takeover Act Condition, and the Insurance Regulatory Approval Condition. If any or all of such conditions are not satisfied or if any or all of the other events set forth in Section 14 of this Supplement shall have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to
(i) decline to purchase any of the Common Shares tendered in the Offer and to terminate the Offer and return all tendered Common Shares to the tendering shareholders, (ii) waive or reduce the Minimum Condition or waive or amend any or all other conditions to the Offer to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the SEC, purchase all Common Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Common Shares until the Expiration Date, retain the Common Shares which have been tendered during the period or periods for which the Offer is extended.

   Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time and regardless of whether any of the events specified in
Section 14 of this Supplement shall have occurred or shall have been determined by Purchaser to have occurred (i) to extend for any reason the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendments to the Depositary. During any such extension, all Common Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Common Shares in accordance with the procedures set forth in Section 4 of the Offer to Purchase.

   Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Common Shares were theretofore accepted for payment, payment for, any Common Shares pending receipt of any regulatory approval specified in Section 15 of this Supplement or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Common Shares if any of the conditions referred to in Section 14 of this Supplement has not been satisfied or if any of the events specified in Section 14 of this Supplement has occurred and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

   Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer, and
(ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the preceding paragraph), any Common Shares upon the occurrence of any of the conditions specified in
Section 14 of this Supplement without extending the period of time during which the Offer is open.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release to the Dow Jones News Service.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten
(10) business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Supplement and the Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Common Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Common Shares, the Offer will be extended at least until the expiration of such ten (10) business day period.

   Pursuant to Rule 14d-5 under the Exchange Act and Chapter 30 of the Indiana Corporation Law, this Supplement and the Amended Letter of Transmittal will be mailed to record holders of Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists for subsequent transmittal to beneficial owners of Common Shares.

   Purchaser makes no provisions in connection with the Offer to grant affiliated or unaffiliated shareholders access to the corporate files of Parent or Purchaser or to obtain counsel at the expense of Parent or Purchaser.

2. Acceptance for Payment and Payment for Common Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, up to 2,985,769 Common Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4 of the Offer to Purchase, as amended by this Supplement, promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the regulatory conditions set forth in Section 14 of this Supplement). Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Common Shares in order to comply in whole or in part with any applicable law. Purchaser understands that, in accordance with the applicable rules of the SEC, any delay in accepting Common Shares, regardless of cause, may not exceed a reasonable length of time. Accordingly, if it appears at the time that the Offer is scheduled to expire that any regulatory approvals specified in Section 14 hereof are not likely to be obtained within a reasonable length of time thereafter, Purchaser will either extend or terminate the Offer.

   In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing Common Shares (the "Common Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Common Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase,
(ii) the Amended Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Amended Letter of Transmittal. The Amended Letter of Transmittal (PINK) replaces the Letter of Transmittal (BLUE) that was included with the Offer to Purchase. The execution or agreement to the terms of the Letter of Agreement that was included with the Offer to Purchase will not constitute a valid acceptance of the Offer.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that such participant has received and agrees to be bound by the terms of the Amended Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Common Shares for payment. Payment for Common Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Common Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Common Shares, except as otherwise provided in Instruction 6 of the Amended Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

   Proration. If more than 2,985,769 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date, Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment and pay for an aggregate of 2,985,769 Common Shares so tendered, pro rata according to the number of Common Shares validly tendered by each shareholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid tenders of factional Common Shares.

   Under no circumstance will interest on the purchase price for Common Shares be paid by Purchaser, regardless of any delay in making such payment.

   If any tendered Common Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer because of an invalid tender, the proration provision or otherwise, Common Share Certificates evidencing unpurchased Common Shares will be returned, without expense to the tendering shareholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 of the Offer to Purchase, such Common Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Common Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Common Shares purchased pursuant to the Offer, whether or not such Common Shares were tendered prior to such increase in consideration.

   Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Parent, Gregory M. Shepard, or Purchaser's affiliates, the right to purchase all or any portion of the Common Shares tendered pursuant to the Offer, provided that any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Common Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Common Shares.

   Section 3 of the Offer to Purchase is hereby amended by revising all references therein to "the Letter of Transmittal" to read "the Amended Letter of Transmittal." Section 3 in all other respects remains applicable to the Offer.

4. Withdrawal Rights.

   The first paragraph of Section 4 of the Offer to Purchase is hereby amended and restated as follows: "Except as described in this Section 4, tenders of Common Shares made pursuant to the Offer are irrevocable. You may withdraw Common Shares that you have previously tendered in the Offer at any time prior to the Expiration Date if not accepted by Purchaser and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, you may also withdraw at any time after Monday October 30, 2000." The remainder of Section 4 of the Offer to Purchase remains applicable in all respects to the Offer except that any and all references therein to "Shepard" shall be revised to read "the Shepards."

9. Certain Information Concerning Purchaser, the Shepards and Parent.

   The first paragraph of Section 9 of the Offer to Purchase is hereby amended and restated as follows: "Purchaser, an Illinois corporation formed solely to make the Offer and a wholly owned subsidiary of Parent, is offering to purchase 2,985,769 Common Shares of the Company." The second sentence of the fourth paragraph under the heading Gregory M. Shepard is amended and restated as follows: "Shepard executed a SEC consent decree on May 11, 2000, and has been advised by the SEC that the consent decree will be entered by the SEC in the near future." The remainder of Section 9 of the Offer to Purchase remains applicable in all respects to the Offer.

10. Source and Amount of Funds.

   Purchaser estimates that the total amount of funds required to purchase all Common Shares pursuant to the Offer and to pay all related costs and expenses, will be approximately $74.9 million. Purchaser plans to obtain all funds needed for the Offer through a capital contribution from Parent. Parent will finance the capital contribution to Purchaser from its assets and from capital contributions from the Shepards. It is presently expected that the Shepards will provide through capital contributions approximately 25% of the funds required to purchase the Common Shares pursuant to the Offer totaling approximately $18.725 million.

   Gregory M. Shepard's net worth immediately prior to the commencement of the Offer was approximately $56.1 million consisting of assets of $101.6 million and liabilities of $45.5 million. Gregory M. Shepard's principal assets are his stock in Parent and the Company and investment real estate. Tracy M. Shepard's net worth immediately prior to the commencement of the Offer was approximately $73.8 million consisting of assets of $79 million and liabilities of $5.2 million. Tracy M. Shepard's principal assets are his stock in Parent and investment real estate.

   For an itemized statement of all expenses incurred or estimated to be incurred by Purchaser and Parent, see Section 16--"Fees and Expenses" of the Offer to Purchase.

11. Background of the Offer Since August 31, 2000; Contacts with the Company.

   On September 1, 2000, as required by the Indiana Business Takeover Act, the Indiana Securities Division scheduled a hearing to be held on September 25, 2000, to determine whether the Offer has been made to all offerees holding the same class of equity securities of the target company on substantially equivalent terms and whether the tender offer materials provide a full and fair disclosure of all material information concerning the Offer.

   On September 6, 2000, the Company filed a Certificate of Correction of Articles of Amendment to the Articles of Incorporation on the stated ground that Sections 4.05 and 4.06 of the Articles of Incorporation, which provide for the Company's election to opt out of the Indiana Control Share Acquisition Statute and the Business Combinations Statute, were inadvertently omitted from the text of the Articles of Amendment filed with the Indiana Secretary of State in 1997. Therefore, according to the Company, the Control Share Acquisition Statute and the Business Combinations Statute do not apply to the Company.

   On September 11, 2000, the Company issued a statement that its board of directors recommends that the shareholders reject the Purchaser's initial offer to purchase all of the outstanding shares of Common Stock at $20.00 (see the Offer to Purchase for the other terms of the initial offer) and not tender any shares and filed a Schedule 14D-9 with the Commission.

12. Purpose of the Offer; Plans for the Company; Certain Considerations.

   General. The purpose of the Offer is to enable Parent to acquire control of the Company.

   Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for approval.

   In the event the Offer is terminated or not consummated, Parent may seek to acquire additional Common Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

   Whether or not the Offer is consummated, Purchaser reserves the right, subject to applicable legal restrictions, to sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices as it shall determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

   Plans for the Company. In connection with the Offer, Parent and Purchaser have reviewed, on the basis of publicly available information, various business strategies that they might consider in the event that the Parent acquires control of the Company. Parent and Purchaser intend to expand the Company's business, and utilize the Company's infrastructure and capabilities to improve the performance of the Company's existing property/casualty operations. Parent intends to capitalize on the Company's independent agency distribution, agency interface technology and commercial underwriting and product management expertise to expand the Company's business. Parent expects to identify significant possible business opportunities between the Company and Parent's insurance operations. Purchaser and Parent believe that, in the aggregate, these proposed actions would result in increased growth and investment in the Company and its operations. Parent intends to aggressively pursue initiatives focused on launching new products, marketing in new ways, expanding geographically, seeking selective acquisitions, increasing productivity and reducing costs, and placing even greater focus on service to the Company's independent agents and policyholders. Except as indicated in this Supplement and the Offer to Purchase and based upon publicly available information, neither Parent, either of the Shepards, nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries or affiliates, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or affiliates or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business. However, you should be aware that, if the offer is consummated, the number of shareholders of the Company may be so small that the Company's shares may not be eligible for trading on the NASDAQ or any other national securities exchange. Also, depending on the remaining number of shareholders, the Company may cease to comply with the rules and regulations promulgated by the Commission governing publicly-held companies.

   Dissenters' Rights and Other Matters. Holders of Common Shares will not have dissenters' rights as a result of the Offer.

14. Conditions of the Offer.

   Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Common Shares, and may terminate the Offer as to any Common Shares not then paid for, if (i) at or prior to the expiration of the Offer, any one or more of the Minimum Condition, Rights Redemption Condition, the Indiana Takeover Act Condition, or the Insurance Regulatory Approval Condition has not been satisfied, (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Common Shares pursuant to the Offer shall not have expired or been terminated, or (iii) at any time on or after August 30, 2000, and prior to the expiration of the Offer, any of the following events shall occur:

     (a) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim before any court, governmental regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company or any other person), which (i) challenges or seeks to challenge the acquisition by Parent or Purchaser or any affiliate of either of them of the Common Shares, restrains, delays or prohibits or seeks to restrain, delay or prohibit the making of the Offer, consummation of the transactions contemplated by the Offer or any subsequent business combination, restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Purchaser or any of its affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or any subsequent business combination, (ii) prohibits or limits or seeks to prohibit or limit Parent's or Purchaser's ownership or operation of all or any portion of their or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or to compel or seeks to compel Parent or Purchaser to dispose of or hold separate all or any portion of their own or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or imposes or seeks to impose any limitation on the ability of Parent, Purchaser or any affiliate of either of them to conduct its own business or own such assets as a result of the transactions contemplated by the Offer or any subsequent business combination, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or results in a delay in, or restricts, the ability of Parent or Purchaser, or renders Parent or Purchaser unable, to accept for payment, purchase or pay for some or all of the Common Shares, (iv) imposes or seeks to impose limitations on the ability of Parent or Purchaser or any affiliate of either of them effectively to acquire or hold or to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by them on an equal basis with all other Common Shares on all matters properly presented to the shareholders of the Company, (v) may adversely affect the Company or any of its subsidiaries or affiliates or Parent, Purchaser, or any of their respective affiliates or subsidiaries, (vi) may result in a diminution in the value of the Common Shares or the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer, (vii) imposes or seeks to impose any material condition to the Offer unacceptable to Parent or Purchaser or (viii) otherwise directly or indirectly relates to the Offer or any business combination with the Company;

     (b) there shall be any action taken, or any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or any subsequent business combination between Purchaser or any affiliate of Purchaser and the Company or any affiliate of the Company or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that may, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

     (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders, equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries or affiliates which is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Parent or Purchaser shall have become aware of any fact which has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Common Shares to Parent or Purchaser;

     (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which may affect the extension of credit by banks or other lending institutions, (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (iv) any significant change in United States or any other currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory), (v) any significant adverse change in the market price of the Common Shares or in the securities or financial markets of the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (e) the Company or any subsidiary of the Company shall have, at any time after August 30, 2000 (i) issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances pursuant to options outstanding on August 30, 2000 in accordance with their terms as disclosed on such date) of any class (including without limitation the Common Shares) or securities convertible into any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, or (B) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on August 30, 2000, (ii) purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of, any outstanding Common Shares, or other securities, (iii) declared, paid or proposed to declare or pay any dividend or distribution on any Common Shares (other than the regular quarterly dividend on the Common Shares not in excess of the amount per share, and with record and payment dates, in accordance with recent practice) or on any other security or issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Common Shares, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vi) issued, sold, authorized, announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vii) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Common Shares, (viii) authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable right of the Company or any of its subsidiaries or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business and consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by the Offer or any other change in control of the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Parent or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings,
  (xi) amended or proposed or authorized any amendment to the Company Articles or the Company By-laws or similar organizational documents, (xii) authorized, recommended, proposed or entered into any other transaction that in the sole judgment of Parent or Purchaser could, individually or in the aggregate, adversely affect the value of the Common Shares to Parent or Purchaser or (xiii) agreed in writing or otherwise to take any of the foregoing actions or Parent or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

     (f) the Company and Parent, either of the Shepards, or Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or Parent, either of the Shepards, or Purchaser (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination, or purchase of Common Shares or assets of the Company;

     (g) Parent, either of the Shepards, or Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer, or (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Common Shares in the hands of Purchaser or any other affiliate of Parent (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the consummation of any business combination or any other acquisition of control of the Company); or

     (h) Parent, either of the Shepards, or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which in its judgment is necessary to consummate the Offer; which, in any such case, and regardless of the circumstances (including any action or inaction by Parent, either of the Shepards or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer. Parent, each of the Shepards, and Purchaser have the right to rely on any condition set forth in this Section 14 being satisfied in determining whether to consummate the Offer; however, if Parent, either of the Shepards, or Purchaser asserts the satisfaction of any such condition without relying on the exercise of its reasonable judgment or some other objective criteria, Parent, each of the Shepards, and Purchaser shall promptly disclose such assertion and the Expiration Date will be (and, if necessary, will be extended to be) at least five (5) business days after the date of such disclosure.

   The foregoing conditions are for the sole benefit of Parent, each of the Shepards, and Purchaser and may be asserted by Parent, either of the Shepards, or Purchaser regardless of the circumstances (including any action or omission by Parent, either of the Shepards, or Purchaser) giving rise to any such conditions or may be waived by Parent, either of the Shepards, or Purchaser in their sole discretion in whole or in part at any time and from time to time. The failure by Parent, either of the Shepards, or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Parent, either of the Shepards, or Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

15. Certain Legal Matters; Regulatory Approvals; Certain Litigation.

   General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the SEC, neither Purchaser, nor either of the Shepards, nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Common Shares and the indirect acquisition of the capital stock of the Company's insurance subsidiaries by Parent, either of the Shepards, or Purchaser pursuant to the Offer, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Common Shares, or the indirect acquisition of the capital stock of the Company's insurance subsidiaries by Parent, either of the Shepards, or Purchaser as contemplated herein. Should any such approval or other action be required, Parent, each of the Shepards, and Purchaser currently contemplate that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Common Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent, or to either of the Shepards or that certain parts of the businesses of the Company, Purchaser or Parent, or either of the Shepards might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Common Shares is subject to certain conditions. See Section 14 of this Supplement.

   State Insurance Approvals. The acquisition of Common Shares pursuant to the Offer will require filings with, and approvals of, the Insurance Commissions under the Insurance Codes of Indiana, Minnesota and Ohio, which are the United States jurisdictions in which the insurance companies owned or otherwise controlled by the Company are domiciled, and in Illinois pursuant to Section
131.12 (a) of the Illinois Revised Code for informational purposes. The Insurance Codes of Indiana, Minnesota and Ohio each contain similar provisions applicable to the acquisition of control of a domestic insurer, including a presumption of control that arises from the ownership of ten percent (10%) or more of the voting securities of a domestic insurer or of any person that controls a domestic insurer.

   Generally, a person seeking to acquire voting securities, such as the Common Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file a Form A with the relevant Insurance Commission and send a copy of such Form A to the domestic insurer. Parent, each of the Shepards, and Purchaser made Form A filings with the relevant Insurance Commissions and sent copies thereof to the relevant domestic insurers on the date of this Offer to Purchase. In addition, Parent is evaluating whether the approvals of any other Insurance Commissioners are required and, if Parent determines that any such approvals are required, the Insurance Regulatory Condition will be deemed to include the receipt of such approvals.

   In Indiana, Minnesota and Ohio, the Form A filings trigger public hearing requirements and statutory periods within which decisions must be rendered approving or disapproving the acquisition of control. The periods within which hearings must be commenced or decisions rendered may not begin until the relevant Insurance Commissioner has deemed the Form A filing complete, and the Insurance Commissioner has discretion to request that Parent, each of the Shepards, and Purchaser furnish additional information before such Insurance Commissioner deems the Form A filing complete. The Indiana and Minnesota Insurance Codes provide that a public hearing must be commenced within sixty
(60) days and thirty (30) days, respectively, after the Form A is filed and that the relevant Insurance Commissioner must make the determination within thirty (30) days after the conclusion of such hearing. The Ohio Insurance Codes do not provide any deadlines relating to the commencement of a public hearing or a determination by the relevant Insurance Commissioner.

   The Indiana, Minnesota and Ohio Insurance Codes generally require the relevant Insurance Commissioner to approve the application for the acquisition of control unless the Insurance Commissioner determines, after a public hearing, that such application should be disapproved on one or more prescribed statutory grounds. The

Indiana, Minnesota and Ohio Insurance Codes also contain provisions providing generally for judicial review of an Insurance Commissioner's order.

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and to the FTC and certain waiting period requirements have been satisfied. Parent expects to file such information after the date hereof. Under the provisions of the HSR Act applicable to the Offer, the purchase of Common Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning such Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. Purchaser will not accept for payment Common Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14 of this Supplement.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Common Shares pursuant to the Offer. At any time before or after Purchaser's acquisition of Common Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Common Shares pursuant to the Offer or otherwise or seeking divestiture of Common Shares acquired by Purchaser or divestiture of substantial assets of Parent or its affiliates. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Common Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 of this Supplement for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   State Takeover Statutes. Various states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the United States Supreme Court held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the United States Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

   The Indiana Business Takeover Act requires that a takeover offer be made to all offerees holding the same class of equity securities of the target company on substantially equivalent terms and that it provide a full and fair disclosure of all material information concerning the offer. The Indiana Securities Commissioner is required to hold a hearing to determine that the foregoing requirements are satisfied. If the Commissioner determines by a preponderance of the evidence that the requirements are not satisfied, he may by order prohibit the purchase of shares tendered or condition purchase upon changes or modifications. Parent, each of the Shepards, and Purchaser filed the Offer to Purchase and related tender offer materials with the Indiana Securities Commissioner and sent copies thereof to the Company. On September 1, 2000, as required by the Indiana Business Takeover Act, the Indiana Securities Division scheduled a hearing to be held on September 25, 2000, to determine whether the Offer has been made to all offerees holding the same class of equity securities of the target company on substantially equivalent terms and whether the tender offer materials provide a full and fair disclosure of all material information concerning the Offer.

   Except as described in this Supplement and the Offer to Purchase, neither Purchaser, either of the Shepards, nor Parent has currently complied with any other state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obliged to accept for payment or pay for any Common Shares tendered pursuant to the Offer.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable, and an appropriate court does not determine that such law is, or such laws are, inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Common Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Common Shares tendered. See
Section 14 of this Supplement.

   Complaint by Parent, Shepard and Purchaser. On August 30, 2000, Parent, Shepard and Purchaser instituted a declaratory judgment action against the Company Board in the Southern District of Indiana claiming, inter alia, that the amendments to Article IV of the Company Articles filed with the Secretary of State of the State of Indiana on July 30, 1997 were ineffective because the amendments did not in fact remove Sections 4.05 and 4.06 from the Company Articles. Alternatively, Parent, Shepard and Purchaser claim that if the amendments of the Company Articles was effective, the amendments were invalid because shareholder approval of the amendments were fraudulently obtained in violation of the Indiana Corporation Act and the rules and regulations of the SEC.

   On September 6, 2000, the Company filed a Certificate of Correction of Articles of Amendment to the Articles of Incorporation on the stated ground that Sections 4.05 and 4.06 of the Articles of Incorporation, which provide for the Company's election to opt out of the Indiana Control Share Acquisition Statute and the Business Combinations Statute, were inadvertently omitted from the text of the Articles of Amendment filed with the Indiana Secretary of State in 1997. Therefore, according to the Company, the Control Share Acquisition Statute and the Business Combinations Statute do not apply to the Company.

   In addition Parent, Shepard and Purchaser also seek an order compelling the Company Board to approve the Offer for purposes of Chapter 35 of the Indiana Business Corporation Law on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's shareholders and constitute a violation of the securities laws of the State of Indiana by entrenching themselves and their management and by denying the shareholders of the Company the right to decide for themselves the future of the Company they own.

   The complaint also alleges that the Company Board defendants have breached their fiduciary duties by rejecting plaintiffs' offer to purchase all of the outstanding Common Shares of the Company for $20 per Common Share, a substantial premium over market value.

16. Fees and Expenses.

   Section 16 of the Offer to Purchase is hereby amended by revising all references therein to "Shepard" to read "either of the Shepards." Section 16 in all other respects remains applicable to the Offer.

17. Miscellaneous.

   Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Parent, Shepard or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   Parent, each of the Shepards and Purchaser have filed with the SEC the Schedule TO together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they may not be available at the regional offices of the SEC).

                                     Meridian Insurance Group Acquisition
                                     Corporation

September 18, 2000

   Facsimile copies of the Amended Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Common Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

           By Mail:            By Overnight Courier Delivery:            By Hand:
     Post Office Box 3301         85 Challenger Road--Mail       120 Broadway, 13th Floor
  South Hackensack, NJ 07606            Drop--Reorg                 New York, NY 10271
     Attn: Reorganization        Ridgefield Park, NJ 07660         Attn: Reorganization
          Department                Attn: Reorganization                Department
                                         Department

                                 By Facsimile Transmission:

                                       (201) 296-4293

                                   Confirm by Telephone:

                                       (201) 296-4860

   Any questions or requests for assistance may be directed to the Information Agent at their telephone numbers and location listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Common Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.
                                44 Wall Street
                                   7th Floor
                           New York, New York 10005
                            FOR FURTHER INFORMATION
                         CALL TOLL-FREE (888) 451-6741

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